UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 27, 2005

VALLEY FINANCIAL CORPORATION

VIRGINIA	000-28342	54-1702380
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

36 Church Avenue, S.W.

Roanoke, Virginia 24011

(Address of principal executive offices)

(540) 342-2265

(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Effective July 31, 2005 the Company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer, A. Wayne Lewis, will retire. Mr. Lewis was instrumental in the formation of the Company and its bank subsidiary, Valley Bank, and has been an executive officer of the Company and the Bank since their inception. Mr. Lewis is retiring in the ordinary course after 43 years in the banking industry. Mr. Lewis will continue as a director of both the Company and Valley Bank.

(c) On July 21, 2005 the Company’s board of Directors appointed Ms. Kimberly Burch Snyder as the Company’s Senior Vice President and Chief Financial Officer succeeding the retiring A. Wayne Lewis effective August 1, 2005. Ms. Snyder joined the Company on May 2, 2005 as its Vice President of Finance. Prior to joining the Company, Ms. Snyder was employed from December 1999 through December 2004 at The Egg Factory, LLC, a privately held company headquartered in Roanoke, VA. Prior to leaving The Egg Factory, she was Vice President of Finance and was responsible for all aspects of the financial operations of The Egg Factory and its seven subsidiaries, including accounting, financial management, internal controls, cash management, budgeting and forecasting, and financial reporting. In addition, she was directly involved in business negotiations for The Egg Factory and its subsidiaries, including private equity transactions, license agreements, manufacturing agreements, consulting agreements and various compensation matters. The Company and Ms. Snyder intend to enter into a severance agreement providing her with severance equal to 1.5 times her annual compensation in the event that her employment is terminated by the Company without cause following a change of control of the Company.

The Company’s Press Release dated July 25, 2005 is filed as Exhibit 99 to this Form 8-K and incorporated by reference herein.

The Company’s common stock is traded over the counter under the symbol VYFC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALLEY FINANCIAL CORPORATION

Date: July 27, 2005	/s/ A. Wayne Lewis
A. Wayne Lewis, Executive Vice President